Filed pursuant to Rule 433

Registration No. 333-157465

Issuer Free Writing Prospectus dated September 14, 2011

Relating to Preliminary Prospectus Supplement dated September 14, 2011

Pricing Term Sheet for 4.800% Senior Notes due 2041

Issuer:	Intel Corporation
Anticipated Ratings:	A1 (Moody’s)/A+ (S&P)
Security Type:	SEC Registered
Size:	$1,500,000,000
Maturity Date:	October 1, 2041
Coupon:	4.800%
Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2012
Interest Payment Record Dates:	March 15 and September 15
Price to Public:	99.258%
Benchmark Treasury:	4.375% due May 15, 2041
Benchmark Treasury Yield:	3.247%
Spread to Benchmark Treasury:	+160bps
Yield:	4.847%
Make-Whole Call:	T+25bps
CUSIP/ISIN:	458140 AK6 / US458140AK64
Trade Date:	September 14, 2011
Expected Settlement Date:	September 19, 2011
Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Credit Suisse Securities (USA) LLC Needham & Company, LLC RBS Securities Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (ii) Goldman, Sachs & Co. toll-free at 1-866-471-2526 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.